Exhibit 3.164

SEAL OF THE SECRETARY OF STATE ARKANSAS
Document Number: 11869030005
FORT SMITH HMA, LLC
ARTICLES OF ORGANIZATION
FILED: 09/28/09, #Pages: 1
Arkansas Secretary of State
Business Services Division
State Capitol 501-682-3
Arkansas Secretary of State
Charlie Daniels
Business & Commercial Services, 250 Victory Building
Instructions: File with the Secretary of State’s Business and Commercial Services
Arkansas 72201-1094. A copy will be returned after filing has been completed.
PLEASE TYPE OR CLEARLY PRINT IN INK
ARTICLES OF ORGANIZATION
The undersigned authorized manager or member or person forming this Limited Liability Company under the Small Business Entity Tax Pass Through Act, Act 1003 of 1993, adopts the following Articles of Organization of such Limited Liability Company:
First: The Name of the Limited Liability Company is:
Fort Smith HMA, LLC
Must contain the words “Limited Liability Company,” “Limited Company,” or the abbreviation “L.L.C.,” “L.C.,” “LLC,” or “LC.” The word “Limited” may be abbreviated as “Ltd.,” and the word “Company” may be abbreviated as “Co.” Companies which perform Professional Service MUST additionally contain the words “Professional Limited Liability Company,” “Professional Limited Company,” or the abbreviations “P.L.L.C.,” “P.L.C.,” “PLLC,” or “PLC” and may not contain the name of a person who is not a member except that of a deceased member. The word “Limited” may be abbreviated as “Ltd.” and the word “Company” may be abbreviated as “Co.”
Second: Address of principal place of business of the Limited Liability Company (which may be, but need not be, the place of business) shall be:
5811 Pelican Bay Boulevard, Suite 500
Naples, FL 34108
Third: The name of the registered agent and the physical registered office address of said agent shall be:
The Corporation Company, 124 West Capitol Avenue, Suite 1900, Little Rock, AR 72201
(a) Acknowledgment and acceptance of appointment MUST be signed. I hereby acknowledge and accept the appointment of registered agent for and on behalf of the above named Limited Liability Company.
Madonna Cuddihy
Special Assistant Secretary
Please sign here
Fourth: If the management of this company is vested in a manager or managers, a statement to that effect must be included in the space provided or by attachment:
The management of this company is vested in a manager.
Please type or print clearly in ink the name of the person(s) authorized to execute this document.
Timothy R. Parry
I understand that knowingly signing a false document with the intent to file with the Arkansas Secretary of State a Class C misdemeanor and is punishable by a fine up to $100.00 and/or imprisonment up to 30 days.
Signature of authorized manager, member, or person forming this Company:
Timothy R. Parry
Filing Fee $50.00 payable to Arkansas Secretary of State
LL-01 Rev. 4/06
AR030 - 04/25/2008 C T System Online